PROSPECTUS                                      Filed pursuant to Rule 424(b)(3)
December 23, 1997                               File No.  333-42463


                                6,380,719 SHARES

                        UNITED STATES FILTER CORPORATION

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                            ------------------------

      This Prospectus relates to 6,380,719 shares (the "Shares") of the Common Stock, par value $.01 per share ("Company Common Stock"), of United States
Filter Corporation (the "Company") which may be offered and issued by the Company from time to time in connection with the acquisition by the Company directly, or indirectly through subsidiaries, of various businesses or assets, or interests therein. The Shares may be issued in mergers or consolidations, in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or other entities, or in exchange for tangible or intangible assets, including, without limitation, assets constituting all or substantially all of the assets and businesses of such entities. Shares may also be reserved for issuance pursuant to, or offered, issued and sold upon exercise or conversion of, warrants, options, convertible debt obligations, equity securities, contingent rights or other similar instruments or rights issued by the Company from time to time in connection with any such acquisition. In certain instances, the Company may guaranty that some or all of the aggregate net proceeds from the sale of Shares during a limited period following their issuance will not be less than the valuation used for purposes of their issuance, or a specific amount related to such valuation, and may make up any shortfall (including any shortfall attributable to brokers' commissions and selling expenses) by issuing additional Shares under this Prospectus or in cash.

       It is expected that the terms of acquisitions involving the issuance of Shares will be determined by direct negotiations with the owners or controlling persons of the businesses or assets to be acquired, and that the Shares so issued will be valued at prices based on or related to market prices for the Common Stock on the New York Stock Exchange, Inc. (the "NYSE") at or about the time the terms of an acquisition are agreed upon or at or about the time of delivery of such Shares, or based on average market prices for periods ending at or about such times. No underwriting discounts or commissions will be paid, although brokers' or finders' fees may be paid from time to time with respect to specific acquisitions; under some circumstances, the Company may issue Shares in full or partial payment of such fees. Any person receiving any such fees may be deemed to be an underwriter within the meaning of the United States Securities Act of 1933, as amended (the "Securities Act").

      With the consent of the Company, this Prospectus may also be used by persons ("Selling Stockholders") who have received or will receive Shares in connection with acquisitions and who may wish to sell such Shares under circumstances requiring or making desirable its use. See "Resales of Shares."

      The Shares will, prior to their issuance, be listed on the NYSE subject to official notice of issuance. The Common Stock is traded under the symbol "USF." The last reported sale price of the Common Stock on the NYSE on December 23, 1997 was $29.375 per share.

                           ------------------------

      SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

                           ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy solicitation materials and other information with the United States Securities and Exchange Commission (the "Commission"). Such reports, proxy solicitation materials and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's site address, http://www.sec.gov. The Common Stock is listed on the NYSE. Such reports, proxy solicitation materials and other information can also be inspected and copied at the NYSE at 20 Broad Street, New York, New York 10005.

      The Company has filed with the Commission registration statements on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statements") under the Securities Act with respect to the offering made hereby. This Prospectus does not contain all of the information set forth in the Registration Statements, certain portions of which are omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in
Washington, D.C. as set forth above. For further information, reference is hereby made to the Registration Statements, including the exhibits filed as a part thereof or otherwise incorporated herein. Statements made in this Prospectus as to the contents of any documents referred to are not necessarily complete, and in each instance reference is made to such exhibit for a more complete description and each such statement is modified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company (File No. 1-10728) with the Commission pursuant to the Exchange Act are incorporated by reference herein: the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997; the Company's Quarterly Reports for the quarters ended June 30, 1997 (as amended on Form 10-Q/A dated August 22, 1997) and September 30, 1997; the Company's Current Reports on Form 8-K dated August 4, 1997, September 17, 1997 and September 19, 1997; and the description of the Common Stock contained in the Company's Registration Statement on Form 8-A, as the same may be amended.

      All documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference herein. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, without charge, a copy of any or all of the documents that are incorporated herein by reference, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to General Counsel, United States Filter Corporation, 40-004 Cook Street, Palm Desert, California 92211 (telephone (760) 340-0098).

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

                                   THE COMPANY

      The Company is a leading global provider of industrial and municipal water and wastewater treatment systems, products and services, with an installed base of systems that the Company believes is one of the largest worldwide. The Company is also a leading provider of service deionization and outsourced water services, including the operation of water and wastewater treatment systems at customer sites. It is actively involved in the development of privatization initiatives for municipal wastewater treatment facilities in the United States, Mexico and Canada. The Company sells equipment and provides services to its customers through more than 450 locations throughout the world. The Company also markets a broad line of water distribution and sewer and stormwater equipment and supplies through a network of over 110 service centers in the United States. In addition, the Company sells, installs and services a wide range of water treatment and water-related products for the residential and consumer markets.

      The  Company's  principal  executive  offices  are  located at 40-004 Cook
Street, Palm Desert, California 92211, and its telephone number is (760) 340-0098. References herein to the Company refer to United States Filter Corporation and its subsidiaries, unless the context requires otherwise.



                                  RISK FACTORS

      PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS RELATING TO THE BUSINESS OF THE COMPANY, TOGETHER WITH THE OTHER INFORMATION AND FINANCIAL DATA INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, BEFORE ACQUIRING THE SECURITIES OFFERED HEREBY. INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "BELIEVES,"
"CONTEMPLATES," "EXPECTS," "MAY," "WILL," "COULD," "SHOULD," "WOULD" OR "ANTICIPATES" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. NO ASSURANCE CAN BE GIVEN THAT THE FUTURE RESULTS COVERED BY THE FORWARD-LOOKING STATEMENTS WILL BE ACHIEVED. THE FOLLOWING MATTERS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE ACTUAL RESULTS TO VARY MATERIALLY FROM THE FUTURE RESULTS COVERED IN SUCH FORWARD-LOOKING STATEMENTS. OTHER FACTORS COULD ALSO CAUSE ACTUAL RESULTS TO VARY MATERIALLY FROM THE FUTURE RESULTS COVERED IN SUCH FORWARD-LOOKING STATEMENTS, INCLUDING THOSE WHICH MAY BE SET FORTH FROM TIME TO TIME UNDER THE CAPTION "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CERTAIN TRENDS AND UNCERTAINTIES" IN FILINGS MADE BY THE COMPANY UNDER THE EXCHANGE ACT.


ACQUISITION STRATEGY

      In pursuit of its strategic objective of becoming the leading global single-source provider of water and wastewater treatment systems and services, the Company has, since 1991, acquired and successfully integrated more than 100 United States based and international businesses with strong market positions and substantial water and wastewater treatment expertise. The Company plans to continue to pursue acquisitions that expand the segments of the water and wastewater treatment and water-related industries in which it participates, complement its technologies, products or services, broaden its customer base and geographic areas served and/or expand its global distribution network, as well as acquisitions which provide opportunities to further and implement the Company's one stop shop approach in terms of technology, distribution or service. The Company's acquisition strategy entails the potential risks inherent in assessing the value, strengths, weaknesses, contingent or other liabilities and potential profitability of acquisition candidates and in integrating the operations of acquired companies. Although the Company generally has been successful in pursuing these acquisitions, there can be no assurance that acquisition opportunities will continue to be available, that the Company will have access to the capital required to finance potential acquisitions, that the Company will continue to acquire businesses or that any business acquired will be integrated successfully or prove profitable.

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

INTERNATIONAL TRANSACTIONS

      The Company has made and expects it will continue to make acquisitions and expects to obtain contracts in markets outside the United States. While these activities may provide important opportunities for the Company to offer its products and services internationally, they also entail the risks associated with conducting business internationally, including the risk of currency fluctuations, slower payment of invoices, nationalization and possible social, political and economic instability.


RELIANCE ON KEY PERSONNEL

      The Company's operations are dependent on the continued efforts of senior management, in particular Richard J. Heckmann, the Company's Chairman of the Board, President and Chief Executive Officer. The Company does not presently have employment agreements with most members of senior management, including Mr. Heckmann. Should any of the senior managers be unable or choose not to continue in their present roles, the Company's prospects could be adversely affected.


PROFITABILITY OF FIXED PRICE CONTRACTS

      A significant portion of the Company's revenues are generated under fixed price contracts. To the extent that original cost estimates are inaccurate, costs to complete increase, delivery schedules are delayed or progress under a contract is otherwise impeded, revenue recognition and profitability from a particular contract may be adversely affected. The Company routinely records upward or downward adjustments with respect to fixed price contracts due to changes in estimates of costs to complete such contracts. There can be no assurance that future downward adjustments will not be material.


CYCLICALITY AND SEASONALITY

      The sale of capital equipment within the water treatment industry is cyclical and influenced by various economic factors including interest rates and general fluctuations of the business cycle. A significant portion of the Company's revenues are derived from capital equipment sales. While the Company sells capital equipment to customers in diverse industries and in global markets, cyclicality of capital equipment sales and instability of general economic conditions could have an adverse effect on the Company's revenues and profitability.

      The sale of water and wastewater distribution equipment and supplies is also cyclical and influenced by various economic factors including interest rates, land development and housing construction industry cycles. Sales of such equipment and supplies are also subject to seasonal fluctuation in northern climates. The sale of water and wastewater distribution equipment and supplies is a significant component of the Company's business. Cyclicality and seasonality of water and wastewater distribution equipment and supplies sales could have an adverse effect on the Company's revenues and profitability.


POTENTIAL ENVIRONMENTAL RISKS

      The Company's business and products may be significantly influenced by the constantly changing body of environmental laws and regulations, which require that certain environmental standards be met and impose liability for the failure to comply with such standards. The Company is also subject to inherent risks associated with environmental conditions at facilities owned, and the state of compliance with environmental laws, by businesses acquired by the Company. While the Company endeavors at each of its facilities to assure compliance with environmental laws and regulations, there can be no assurance that the Company's operations or activities, or historical operations by others at the Company's locations, will not result in cleanup obligations, civil or criminal enforcement actions or private actions that could have a material adverse effect on the Company. In that regard,

United States federal and state environmental regulatory authorities have issued certain notices of violation related to alleged multiple violations of applicable wastewater pretreatment standards by a wholly owned subsidiary of the Company at a Connecticut ion exchange resin regeneration facility acquired by the Company in October 1995 from Anjou International Company ("Anjou"). A grand jury investigation is pending which is believed to relate to the same conditions that were the subject of the notices of violation. The Company has certain rights of indemnification from Anjou which may be available with respect to these matters. In addition, the Company's activities as owner and operator of certain hazardous waste treatment and recovery facilities are subject to stringent laws and regulations and compliance reviews. Failure of these facilities to comply with those regulations could result in substantial fines and the suspension or revocation of the facility's hazardous waste permit. In other matters, the Company has been notified by the United States Environmental Protection Agency that it is a potentially responsible party under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA") at certain sites to which the Company or its predecessors allegedly sent waste in the past. It is possible that the Company could receive other such notices under CERCLA or analogous state laws in the future. The Company does not believe that its liability, if any, relating to such matters will be material. However, there can be no assurance that such matters will not be material. In addition, to some extent, the liabilities and risks imposed by environmental laws on the Company's customers may adversely impact demand for certain of the Company's products or services or impose greater liabilities and risks on the Company, which could also have an adverse effect on the Company's competitive or financial position.


COMPETITION

      All of the markets in which the Company competes are highly competitive. Due to the nature of these markets, many of which are fragmented and include an array of different sources of competition, the Company knows of no reliable statistics that provide a basis from which to estimate the Company's relative competitive position. There are competitors of the Company in certain markets that are divisions or subsidiaries of large companies that have significantly greater resources than the Company. In connection with the marketing of water distribution equipment and supplies, the Company competes not only with a large number of independent wholesalers and with other distribution chains similar to the Company, but also with manufacturers who sell directly to customers. In the residential water market, the Company competes with companies with national distribution networks, businesses with regional scope and local product assemblers or service companies, as well as retail outlets. The Company believes that there are thousands of participants in the household water market.


POTENTIAL RISKS RELATED TO WATER RIGHTS AND WATER TRANSFERS

      The Company recently acquired more than 47,000 acres of agricultural land (the "Properties"), situated in the Southwestern United States, the substantial majority of which are in Imperial County, California (the "IID Properties") located within the Imperial Irrigation District (the "IID"). Substantially all of the Properties are currently leased to third party agricultural tenants, including prior owners of the Properties. The Company acquired the Properties with appurtenant water rights, and is actively seeking to acquire additional properties with water rights, primarily in the Southwestern and Western United States. The Company may seek in the future to transfer water attributable to water rights appurtenant to the Properties, particularly the IID Properties (the "IID Water"). However, since the IID holds title to all of the water rights within the IID in trust for the landowners, the IID would control the timing and terms of any transfers of IID Water by the Company. The circumstances under which transfers of water can be made and the profitability of any transfers are subject to significant uncertainties, including hydrologic risks of variable water supplies, risks presented by allocations of water under existing and prospective priorities, and risks of adverse changes to or interpretations of United States federal, state and local laws, regulations and policies. Transfers of IID Water attributable to water rights appurtenant to the IID Properties (the "IID Water Rights") are subject to additional uncertainties. Allocations of Colorado River water, which is the source of all water deliveries to the IID Properties, are subject to limitations under complex international treaties, interstate compacts, United States federal and state laws and regulations, and contractual arrangements and, in times of drought, water deliveries could be curtailed by the United States government. Further, any transfers of IID Water would require the approval of the United States Secretary of the Interior. Even if a transfer were approved, other

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

California water districts and users could assert claims adverse to the IID Water Rights, including but not limited to claims that the IID has failed to satisfy United States federal law and California constitutional requirements that IID Water must be put to reasonable and beneficial use. A finding that the IID's water use is unreasonable or nonbeneficial could adversely impact title to IID Water Rights and the ability to transfer IID Water. Water transferred by the IID to metropolitan areas of Southern California, such as San Diego, would be transported through aqueducts owned or controlled by the Metropolitan Water
District, a quasi-governmental agency (the "MWD"). The transportation cost for any transfer of IID Water and the volume of water which the MWD can be required to transport at any time are subject to California laws of uncertain application, some aspects of which are currently in litigation. The uncertainties associated with water rights could have a material adverse effect on the Company's profitability.


TECHNOLOGICAL AND REGULATORY CHANGE

      The water and wastewater treatment business is characterized by changing technology, competitively imposed process standards and regulatory requirements, each of which influences the demand for the Company's products and services. Changes in regulatory or industrial requirements may render certain of the Company's treatment products and processes obsolete. Acceptance of new products may also be affected by the adoption of new government regulations requiring stricter standards. The Company's ability to anticipate changes in technology and regulatory standards and to develop successfully and introduce new and enhanced products on a timely basis will be a significant factor in the Company's ability to grow and to remain competitive. There can be no assurance that the Company will be able to achieve the technological advances that may be necessary for it to remain competitive or that certain of its products will not become obsolete. In addition, the Company is subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in development or failure of products to operate properly.


MUNICIPAL AND WASTEWATER MARKET

      A significant percentage of the Company's revenues is derived from municipal customers. While municipalities represent an important market in the water and wastewater treatment industry, contractor selection processes and funding for projects in the municipal sector entail certain additional risks not typically encountered with industrial customers. Competition for selection of a municipal contractor typically occurs through a formal bidding process which can require the commitment of significant resources and greater lead times than industrial projects. In addition, demand in the municipal market is dependent upon the availability of funding at the local level, which may be the subject of increasing pressure as local governments are expected to bear a greater share of the cost of public services.


SHARES ELIGIBLE FOR FUTURE SALE

      The market price of the Common Stock could be adversely affected by the availability for public sale of shares held on November 25, 1997 by security holders of the Company, including: (i) up to 3,646,783 shares which may be delivered by Laidlaw Inc. or its affiliates ("Laidlaw"), at Laidlaw's option in lieu of cash, at maturity pursuant to the terms of 5-3/4% Exchangeable Notes due 2000 of Laidlaw (the amount of shares or cash delivered or paid to be dependent within certain limits upon the value of the Common Stock at maturity), or sold from time to time in accordance with Rule 144(k) under the Securities Act; (ii) 7,636,363 shares issuable upon conversion of the Company's 6% Convertible Subordinated Notes due 2005 at a conversion price of $18.33 per share of Common Stock; (iii) 9,113,924 shares issuable upon conversion of the Company's 4-1/2% Convertible Subordinated Notes due 2001 at a conversion price of $39.50 per share of Common Stock; (iv) 1,200,000 shares issuable upon exercise of warrants, 600,000 at an exercise price of $50.00 per share and 600,000 at an exercise price of $60.00 per share, in each case expiring on September 17, 2007 and exercisable at any time after the first sale of water from water rights appurtenant to the Properties (the "Warrants"); (v) 2,719,618 outstanding shares that are currently registered for sale under the Securities Act, pursuant to one shelf registration statement; and (vi) 8,496,157 outstanding shares which

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

are subject to agreements pursuant to which the holders have certain rights to request the Company to register the sale of such holders' Common Stock under the Securities Act and/or, subject to certain conditions, to include certain percentages of such shares in other registration statements filed by the Company, of which such rights as to 8,000,000 shares are not exercisable until February 17, 2000.


                                RESALES OF SHARES

      With the consent of the Company, this Prospectus may be used by Selling Stockholders who have received or will receive Shares in connection with acquisitions and who may wish to sell such Shares under circumstances requiring or making desirable its use. The Company may consent to the use of this Prospectus by Selling Stockholders for a limited period of time and subject to limitations and conditions which may be varied by agreement between the Company and one or more Selling Stockholders. Agreements with Selling Stockholders permitting use of this Prospectus may provide that an offering of Shares be effected in an orderly manner through securities dealers, acting as broker or dealer, selected by the Company; that Selling Stockholders enter into custody agreements with one or more banks with respect to such Shares; and that sales be made only by one or more of the methods described in this Prospectus, as appropriately supplemented or amended when required. Other than in circumstances where the Company may receive certain benefits in connection with price guaranty arrangements, the Company will not receive any of the proceeds from any sale of Shares offered hereby by a Selling Stockholder.

      Shares may be sold by Selling Stockholders hereunder on one or more exchanges or otherwise; directly to purchasers in negotiated transactions; by or through brokers or dealers, in ordinary brokerage transactions or transactions in which the broker solicits purchasers; in block trades in which the broker or dealer will attempt to sell Shares as agent but may position and resell a portion of the block as principal; in transactions in which a broker or dealer purchases as principal for resale for its own account; through underwriters or agents; or in any combination of the foregoing methods. Shares may be sold at a fixed offering price, which may be changed, at the prevailing market price at the time of sale, at prices related to such prevailing market price or at negotiated prices. Any brokers, dealers, underwriters or agents may arrange for others to participate in any such transaction and may receive compensation in the form of discounts, commissions or concessions from Selling Stockholders and/or the purchasers of Shares. The proceeds to a Selling Stockholder from any sale of Shares will be net of any such compensation and of any expenses to be borne by the Selling Stockholder. If required at the time that a particular offer of Shares is made, a supplement to this Prospectus will be delivered that describes any material arrangements for the distribution of Shares and the terms of the offering, including, without limitation, the names of any underwriters, brokers, dealers or agents and any discounts, commissions or concessions and other items constituting compensation from the Selling Stockholder.

      Selling Stockholders and any brokers, dealers, underwriters or agents that participate with a Selling Stockholder in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, commissions or concessions received by any such brokers, dealers, underwriters or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      The Company may agree to indemnify Selling Stockholders and/or any such brokers, dealers, underwriters or agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses in connection with the offering and sale of Shares.

      Selling Stockholders may also offer shares of Common Stock issued in past and future acquisitions by means of prospectuses under other available registration statements or pursuant to exemptions from the registration requirements of the Securities Act, including sales which meet the requirements of Rule 144 or Rule 145(d) under the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

      As of November 25, 1997, the Company was authorized to issue 300,000,000 shares of Common Stock, par value $.01 per share, of which 95,539,684 shares were issued and outstanding, and 3,000,000 shares of preferred stock, par value $.10 per share, of which none were issued and outstanding. Of the unissued shares of the Company Common Stock, 7,636,364 shares were reserved for issuance upon conversion of the Company's 6% Convertible Subordinated Notes due 2005, 9,113,924 shares were reserved for issuance upon conversion of the Company's 4-1/2% Convertible Subordinated Notes due 2001, 1,200,000 shares were reserved for issuance upon exercise of the Warrants expiring September 17, 2007 and an aggregate of 2,910,326 shares were reserved for issuance upon exercise of options either outstanding or available for grant under the Company's stock option plans for employees and directors.


COMMON  STOCK

      The holders of Common Stock are entitled to one vote for each share held of record by them on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors; thus, the holders of shares having more than 50% of the Company's voting power (including both common and voting preferred shares, if any) voting for the election of directors can elect all of the directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor, subject to the prior rights of preferred stockholders. In the event of liquidation, dissolution or winding up of the Company's affairs, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, including any preferred stock, that has preference over the Common Stock. Except as described below under "Stock Purchase Rights," holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock.

      The Company currently intends to retain earnings to provide funds for the operation and expansion of its business and accordingly does not anticipate paying cash dividends on the Common Stock in the foreseeable future. Any payment of cash dividends on the Common Stock in the future will depend upon the Company's financial condition, earnings, capital requirements and such other factors as the Board of Directors deems relevant.


PREFERRED  STOCK

      Shares of preferred stock may be issued without stockholder approval. The Board of Directors is authorized to issue such shares in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any vote or action by the stockholders. The Company has no current plans for the issuance of any shares of preferred stock. Any preferred stock to be issued could rank prior to the Common Stock with respect to dividend rights and rights of liquidation. The Board of Directors, without stockholder approval, may issue preferred stock with voting and conversion rights that could adversely affect the voting power of holders of Common Stock or create impediments to persons seeking to gain control of the Company.


STOCK PURCHASE RIGHTS

      Laidlaw, which, as of November 21, 1997, held 3,646,783 shares of Common Stock, has certain rights to purchase voting securities of the Company in order to maintain its percentage voting interest. Except in connection with mergers or other acquisitions or in the ordinary course under an employee stock option or stock bonus plan, in the event the Company proposes to sell or issue shares of voting securities, Laidlaw has the right to purchase, on the same terms as the proposed sale or issuance, that number of shares or rights as will maintain its percentage interest in the voting securities of the Company, assuming the conversion of all convertible securities and the exercise of all options and warrants then outstanding. In addition, Laidlaw has other purchase rights with respect to sales or issuances of securities by the Company at prices below 85% of current market price at the time of sale or issuance or the prevailing customary price for such securities or their equivalent.


CERTAIN VOTING ARRANGEMENTS

      Pursuant to the agreements whereby the Company acquired Smogless S.p.A. in September 1994, Laidlaw has agreed to vote all shares owned by it for the nominees of the Company's Board for election to the Board, and on all other matters in the same proportion as the votes cast by other holders of voting securities, other than those that relate to any business combination or similar transaction involving the Company or any amendment to the Company's Certificate of Incorporation (the "Company Certificate") or By-laws.

      Pursuant to the agreement whereby the Company acquired the Properties in exchange for 8,000,000 shares of Company Common Stock and the Warrants in September 1997, the Company has agreed, so long as the parties from whom the Properties were acquired (the "Parties") own at least 5% of the outstanding Company Common Stock, to nominate a person designated by the Parties for election to the Company Board (the "Designee"). If a vacancy occurs in the Company's Board of Directors while the Parties own at least 7 1/2% of the outstanding Company Common Stock and such vacancy is the result of the cessation to serve of a non-employee director of the Company (other than the cessation of service of a Designee, which vacancy shall be filled with a successor Designee), the Parties must also approve the filling of such vacancy. In addition, the Parties have agreed to vote all shares owned by them as recommended by a majority of the members of the Company's Board of Directors, except with respect to certain fundamental transactions, transactions involving the issuance by the Company of Company Common Stock representing 20% or more of the outstanding Company Common Stock (or equivalents) or amendment of the Company Certificate or By-laws.


CERTAIN CHARTER AND BY-LAW PROVISIONS

      The Company Certificate places certain restrictions on the voting rights of a "Related Person," defined therein as any person who directly or indirectly owns 5% or more of the outstanding voting stock of the Company. The founders and the original directors of the Company are excluded from the definition of "Related Persons," as are seven named individuals including Richard J. Heckmann, the Chairman of the Board, President and Chief Executive Officer of the Company. These voting restrictions apply in two situations. First, the vote of a director who is also a Related Person is not counted in the vote of the Board of Directors to call a meeting of stockholders where that meeting will consider a proposal made by the Related Person director. Second, any amendments to the Company Certificate that relate to specified Articles therein (those dealing with corporate governance, limitation of director liability or amendments to the Company Certificate), in addition to being approved by the Board of Directors and a majority of the Company's outstanding voting stock, must also be approved by either (i) a majority of directors who are not Related Persons, or (ii) the holders of at least 80% of the Company's outstanding voting stock, provided that if the change was proposed by or on behalf of a Related Person, then approval by the holders of a majority of the outstanding voting stock not held by Related Persons is also required. In addition, any amendment to the Company's By-laws must be approved by one of the methods specified in clauses (i) and (ii) in the preceding sentence.

       The Company Certificate and the Company's By-laws provide that the Board of Directors shall fix the number of directors and that the Board shall be divided into three classes, each consisting of one-third of the total number of directors (or as nearly as may be possible). Stockholders may not take action by written consent. Meetings of stockholders may be called only by the Board of Directors (or by a majority of its members). Stockholder proposals, including director nominations, may be considered at a meeting only if written notice of that proposal is delivered to the Company from 30 to 60 days in advance of the meeting, or within ten days after notice of the meeting is first given to stockholders.

DELAWARE ANTI-TAKEOVER LAW

      Section  203 of the  Delaware  General  Corporation  Law  ("Section  203")
provides, in general, that a stockholder acquiring more than 15% of the outstanding voting shares of a corporation subject to the statute (an
"Interested Stockholder"), but less than 85% of such shares, may not engage in certain "Business Combinations" with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless (i) prior to such date the corporation's board of directors has approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or (ii) the Business Combination is approved by the corporation's board of directors and authorized by a vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

      Section 203 defines the term "Business Combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder, transactions with the corporation that increase the proportionate interest of the Interested Stockholder or transactions in which the Interested Stockholder receives certain other benefits.

      These provisions could have the effect of delaying, deferring or preventing a change of control of the Company. The Company's stockholders, by adopting an amendment to the Company Certificate or By-laws of the Company, may elect not to be governed by Section 203, effective twelve months after adoption. Neither the Certificate nor the By-laws of the Company currently excludes the Company from the restrictions imposed by Section 203.


                            VALIDITY OF COMMON STOCK

      The validity of the Shares will be passed upon for the Company by Kirkpatrick & Lockhart LLP, counsel to the Company.


                                     EXPERTS

      The consolidated financial statements of United States Filter Corporation and its subsidiaries as of March 31, 1996 and 1997 and for each of the three years in the period ended March 31, 1997 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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NO PERSON HAS BEEN AUTHORIZED TO
GIVE ANY  INFORMATION OR TO MAKE
ANY  REPRESENTATIONS  OTHER THAN                       6,380,719 SHARES
THOSE    CONTAINED    IN    THIS
PROSPECTUS,  AND,  IF  GIVEN  OR
MADE,   SUCH    INFORMATION   OR              UNITED STATES FILTER CORPORATION
REPRESENTATIONS   MUST   NOT  BE
RELIED   UPON  AS  HAVING   BEEN
AUTHORIZED. THIS PROSPECTUS DOES                         COMMON STOCK
NOT  CONSTITUTE AN OFFER TO SELL
OR THE  SOLICITATION OF AN OFFER
TO BUY ANY SECURITIES OTHER THAN
THE   SECURITIES   TO  WHICH  IT
RELATES  OR AN  OFFER TO SELL OR
THE  SOLICITATION OF AN OFFER TO
BUY  SUCH   SECURITIES   IN  ANY
CIRCUMSTANCES   IN  WHICH   SUCH
OFFER   OR    SOLICITATION    IS
UNLAWFUL.  NEITHER THE  DELIVERY
OF THIS  PROSPECTUS NOR ANY SALE
MADE HEREUNDER SHALL,  UNDER ANY
CIRCUMSTANCES,     CREATE    ANY
IMPLICATION  THAT THERE HAS BEEN
NO CHANGE IN THE  AFFAIRS OF THE
COMPANY SINCE THE DATE HEREOF OR                     -----------------
THAT THE  INFORMATION  CONTAINED
HEREIN IS CORRECT AS OF ANY TIME
SUBSEQUENT TO ITS DATE.                                 PROSPECTUS


            -------------                            -----------------

          TABLE OF CONTENTS

                             PAGE

Available Information.......... 2
Incorporation of Certain
  Documents by Reference....... 2
The Company.................... 3
Risk Factors................... 3
Resales of Shares.............. 7
Description of Capital Stock... 8
Validity of Common Stock.......10
Experts........................10                  December 23, 1997

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